Sub-Item 77C:
Submission of
Matters to a
Vote of
Security
Holders

At a special
meeting of
shareholders
held on May
30, 2012,
shareholders
of the Old
Mutual
Heitman REIT
Fund approved
an Agreement
and Plan of
Reorganization
pursuant to
which the
Fund?s assets
and liabilities
were
transferred to
the Heitman
REIT Fund, a
series portfolio
of the
FundVantage
Trust.  The
voting results
were as
follows:


Old Mutual Heitman
REIT Fund

$ Votes For
Proposal

40,491,363.10

$ Votes Against
Proposal

1,434,132.71

$ Abstentions

587,276.91

$ Uninstructed

0